Exhibit 23.4

CONSENT OF AARON AMOROSO

I hereby consent to the references to my name as a “qualified person” and to the incorporation by reference of any mineral resource and other analyses performed by me on behalf of Golden Minerals Company (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, in this Registration Statement on Form S-8 (the “Registration Statement”) or in any amendment to the foregoing, or to any prospectuses or amendments or supplements thereto.

Date: June 30, 2023

/s/ Aaron Amoroso
Aaron Amoroso